Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

ENTEROMEDICS ANNOUNCES REDUCTION IN WORKFORCE

ST. PAUL, Minn., October 27, 2009 – EnteroMedics Inc., (NASDAQ: ETRM) today announced that it has implemented a plan to reduce its workforce and operating costs in order to preserve capital and streamline its operations following the announcement of top-line results from its pivotal EMPOWER study on October 2, 2009. The reduction in force will lower the number of employees by 40%, to a total of 33, by November 15, 2009.

“This initiative, while difficult, is necessary to ensure that we have the resources in place to support our ongoing clinical trials and that the Company remains well-equipped to provide support for these studies as we continue our evaluation of the one year data from the EMPOWER trial and formulate our plan for VBLOC Therapy,” said President and CEO Mark B. Knudson, Ph.D. “We thank all of our employees for their hard work on behalf of EnteroMedics and wish those leaving the Company all the best.”

The reduction in force is expected to result in approximately $3.2 million in reduced operating expenses in 2010. The Company expects to incur a charge of approximately $0.5 million related to the workforce reduction in the fourth quarter of 2009. Individuals subject to the reduction have been offered severance agreements.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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